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                                                                   Exhibit 23(a)







To the Board of Directors
General Electric Capital Corporation:



        We consent to the incorporation by reference in the Registration Statement on Form S-3 of General Electric Capital Corporation (the "Corporation") dated October 11, 2002 (the "Registration Statement") of our report dated February 8, 2002, except for Notes 3 and 16 for which the date is September 17, 2002, relating to the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 2001 and 2000, and the related statements of earnings, changes in share owners' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which report appears in the December 31, 2001 Annual Report on Form 10-K of the Corporation. The Corporation's Annual Report on Form 10-K has been conformed to reflect organizational changes and the exclusion of goodwill amortization and is included as an exhibit to the Corporation's report on Form 8-K dated September 17, 2002. As discussed in Note 1 to the consolidated financial statements, the Company in 2001 changed its method of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets.

        We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.


/s/ KPMG LLP


Stamford, CT
October 11, 2002